Exhibit 99.1
Filed by Denbury Resources Inc.
Pursuant to Rule 425 under the Securities Act of 1933
And Deemed Filed Pursuant to Rule 14a-12
under the Securities Exchange Act of 1934
Subject Company: Encore Acquisition Company
Commission File No.: 001-16295
DENBURY RESOURCES INC.
ENCORE ACQUISITION COMPANY
P R E S S  R E L E A S E
Denbury to Acquire Encore in a $4.5 Billion Transaction
News Release
Released at 3:00 p.m. CST
     DALLAS – November 1, 2009 – Denbury Resources Inc. (NYSE: DNR) (“Denbury”) and Encore Acquisition Company (NYSE: EAC) (“Encore”) today jointly announced that they have entered into a definitive merger agreement pursuant to which Denbury will acquire Encore in a transaction valued at approximately $4.5 billion, including the assumption of debt and the value of the minority interest in Encore Energy Partners LP (NYSE:ENP). The combined company will continue to be known as Denbury Resources Inc. (the “Company”) and will be headquartered in Plano, Texas.
     Under the definitive agreement, Encore stockholders will receive $50.00 per share for each share of Encore common stock, comprised of $15.00 in cash and $35.00 in Denbury common stock subject to both an election feature and a collar mechanism on the stock portion of the consideration.
     The transaction positions the Company as one of the largest crude oil-focused, independent North American exploration and production companies. The acquisition will also create one of the largest CO2 enhanced oil recovery (“EOR”) platforms diversified across the Gulf Coast and Rocky Mountain regions, complemented by ownership and control of the Jackson Dome CO2 source in Mississippi and CO2 sequestration contracts secured with anthropogenic sources in the Gulf Coast, Midwest and Rockies. The combined companies will have over 500 MMBOE of additional potential barrels recoverable with CO2 tertiary operations. The longer lead-time of CO2 project development in the Rockies is ideally matched with a strong growth profile from low-risk development of unconventional resource plays in the Bakken oil shale in North Dakota and the Haynesville shale in North Louisiana. Encore has one of the larger acreage positions in the prolific Bakken oil shale with over 300,000 net acres.

     “Encore is an excellent fit with Denbury’s CO2 EOR program,” said Phil Rykhoek, Chief Executive Officer of Denbury. “Encore has built an enviable asset portfolio in the Rockies, anchored by mature legacy crude oil assets, and our combined size and scale of operations will allow us to undertake significantly larger CO2 projects in the Gulf Coast and the Rockies. This combination will also further enhance Denbury’s position as the natural buyer and owner of mature oil properties in our core regions and the partner of choice for CO2 emitters looking to reduce their carbon footprint. With the addition of the Encore properties, we more than double our current inventory of oil reserves recoverable with CO2, and greatly expand our future growth potential with a second new core EOR area in the Rockies that has significant future expansion opportunities. The anticipated EOR production from the Encore properties will fit nicely into our overall EOR program, providing production growth in 2015 and beyond, about the time when we anticipate nearing the production peak of our existing EOR field inventory. In addition, the growth potential from Encore’s Bakken shale oil play further enhances its value and provides short-term production growth and cash flow as we develop the longer term EOR program. The transaction is expected to be meaningfully accretive to Denbury on a cash flow basis, between 8% and 18% depending on the ultimate number of Denbury shares issued, and the combined size, scale and access to capital will benefit both groups of stockholders.”
     Jonny Brumley, Chief Executive Officer of Encore, stated, “The combined companies have a unique blend of large oil fields with huge upside potential. The large reserve and production base will increase the operational and financial flexibility allowing for more efficient development of the assets of both of our companies. We have been impressed by the amount of progress Denbury has made in building a world-class enhanced oil recovery business. Denbury has the experience and expertise to effectively capture the full value of Encore’s EOR inventory and the combined entities will provide the necessary size and scale to develop and fully recognize that potential. The transaction recognizes the value Encore has created for its stockholders and positions the combined company to deliver above average value creation for both sets of stockholders going forward. Encore has a dedicated group of employees that have worked hard and built a company to be proud of.”
     Denbury is currently in the process of setting its 2010 capital budget. The budget will be focused on high-grading the combined company’s best projects, while at the same time maintaining the Company’s strong financial and liquidity positions. Denbury anticipates announcing the combined 2010 capital budget at its upcoming analyst meeting on November 12th and November 13th.
Terms of the Transaction
     In calculating the exchange ratio range for the collar mechanism, the Denbury common stock was initially valued at $15.10 per share. The collar mechanism is limited to a 12% upward or downward movement in the Denbury share price. The final number of Denbury shares to be issued will be adjusted based on the volume weighted average price of Denbury common stock for a 20 day trading period ending on the second day prior to closing. Based on this mechanism, if Denbury stock trades between $13.29 and $16.91, the Encore stockholders will receive between 2.0698 and 2.6336 shares of Denbury common stock for each of their shares of Encore common stock, but not higher or lower than these share amounts if Denbury common stock trades outside this range. Encore stockholders will also have an option to receive all stock or all cash, subject to a proration feature such that the overall mix of consideration is 70% Denbury common stock and 30% cash.
     Denbury intends to finance this transaction with a combination of equity and debt. In connection with the transaction, Denbury has received a commitment letter for an underwritten financing from J.P. Morgan for a new $1.6 billion bank revolving credit facility and a $1.25 billion bridge financing to subordinated debt facility. The new debt financing will be used to fund the cash portion of the consideration, potentially retire and replace $825 million of Encore’s outstanding subordinated notes, all of which have a change of control put option at 101%, replace Encore’s existing bank facility which has approximately $180 million currently drawn and outstanding, and to pay other fees and expenses. Denbury expects to issue between 115 million and 146 million shares of common stock to fund the equity portion of the merger consideration. During 2010, Denbury intends to sell non-core oil and gas properties of the combined companies in order to reduce its overall debt levels incurred as part of the acquisition, with targeted sales proceeds of at least $500 million. Denbury will own the general partner interest of Encore Energy Partners and approximately 21 million limited partner units. The Company may decide to sell certain properties to Encore Energy Partners as a means to reduce the Company’s debt. The new combined company will have a vast inventory of long-life oil fields that could be excellent candidates for asset drop-downs.
     The Boards of Directors of both companies have unanimously approved the merger agreement, and each will recommend approval of the transaction to its respective stockholders. Completion of the transaction is subject to the approval of both Denbury and Encore stockholders, regulatory approvals and other customary conditions. Post closing, it is anticipated that Denbury stockholders will own between 63% and 68% of the combined company and the Encore stockholders will own between 32% and 37% of the combined company. The transaction is expected to close in the first quarter of 2010 and Denbury’s board and senior management will remain unchanged.
     J.P. Morgan Securities Inc. acted as exclusive financial advisor to Denbury and Barclay’s Capital Inc. acted as exclusive financial advisor to Encore. Baker & Hostetler LLP acted as legal counsel to Denbury and Baker Botts L.L.P. as legal counsel to Encore.
Conference Call
     The public is invited to listen to the Company’s conference call set for Monday, November 2, 2009 at 10:00 A.M. CST. The call will be broadcast live over the Internet at our web site: www.denbury.com. If you are unable to participate during the live broadcast, the call will be archived on our website for approximately 30 days and will also be available for playback for one week by dialing 877-344-7529 or 412-317-0088, passcode 431832. Transaction overview slides presented during the conference call will be available on the Denbury website (www.denbury.com). The senior management from Denbury and Jonny Brumley, CEO of Encore, will host the call.

     Denbury Resources Inc. (www.denbury.com) is a growing independent oil and natural gas company. The Company is the largest oil and natural gas operator in Mississippi, owns the largest reserves of CO2 used for tertiary oil recovery east of the Mississippi River, and holds interests in the Barnett Shale play near Fort Worth, Texas, and properties onshore in Louisiana, Alabama and Southeast Texas. The Company’s goal is to increase the value of acquired properties through tertiary recovery operations, combined with a combination of exploitation, drilling and proven engineering extraction practices.
     Encore Acquisition Company (www.encoreacq.com) is engaged in the acquisition and development of oil and natural gas reserves from onshore fields in the United States. Since 1998, Encore has acquired producing properties with proven reserves and leasehold acreage and grown the production and proven reserves by drilling, exploring, reengineering or expanding existing waterflood projects, and applying tertiary recovery techniques.
Forward-Looking Statements
     This press release contains “forward-looking statements” that involve significant risks and uncertainties. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including: statements regarding reserve quantities; recoverable oil; the efficacy of CO2 tertiary operations; future growth potential; the number of Denbury common shares to be issued in the merger; the anticipated timing of filings and approvals relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction considering the various closing conditions; financing plans (including the terms thereof and performance of lenders under new credit facilities); expected cash flow accretion; the level of, and target proceeds from asset sales; any other statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Investors and security holders are cautioned not to place undue reliance on these forward-looking statements. Actual results could differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause results to differ from expectations include: the possibility that one or more closing conditions for the transaction may not be satisfied or waived, including the failure to obtain the requisite approval of either Denbury’s or Encore’s stockholders, the failure of Denbury to obtain the requisite financing to fund the cash portion of the transaction or the possibility that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the effects of disruption from the transaction making it more difficult to maintain relationships with employees, business partners or governmental entities; other business effects, including the effects of industry, economic or political conditions outside of the control of Denbury or Encore; and other risks and uncertainties detailed in Denbury’s and Encore’s filings with the Securities and Exchange Commission, including Denbury’s and Encore’s most recent reports on Form 10-K and Form 10-Q. These statements are based on engineering, geological, financial and operating assumptions that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met. Actual results may vary materially.

Information on Reserves
     The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. This release uses certain terms, such as potential recoverable barrels, probable reserves and possible reserves, that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. Investors and securities holders are urged to consider closely the disclosure in our Annual Report on Form 10-K, available free of charge on our internet site (www.denbury.com). You can also obtain this form from the SEC on the SEC’s internet site (www.sec.gov) or by calling 1-800-SEC-0330.
Additional Information
     In connection with the transaction, Denbury and Encore will file a joint proxy statement/prospectus and other documents with the Securities and Exchange Commission (“SEC”). Investors and security holders are urged to carefully read the definitive joint proxy statement/prospectus when it becomes available because it will contain important information regarding Denbury, Encore and the transaction.
     A definitive joint proxy statement/prospectus will be sent to stockholders of Denbury and Encore seeking their approval of the transaction. Investors and security holders may obtain a free copy of the definitive joint proxy statement/prospectus (when available) and other documents filed by Denbury and Encore with the SEC at the SEC’s website, www.sec.gov. The definitive joint proxy statement/prospectus (when available) and such other documents relating to Denbury may also be obtained free-of-charge by directing a request to Denbury, Attn: Investor Relations, 5100 Tennyson Parkway, Suite 1200, Plano, Texas 75024, or from Denbury’s website, www.denbury.com. The definitive joint proxy statement/prospectus (when available) and such other documents relating to Encore may also be obtained free-of-charge by directing a request to Encore, Attn: Bob Reeves, 777 Main Street, Suite 1400, Fort Worth, Texas 76102, or from Encore’s website, www.encoreacq.com.
     Denbury, Encore and their respective directors and executive officers may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies in connection with the proposed transaction. Information concerning the interests of the persons who may be “participants” in the solicitation will be set forth in the joint proxy statement/prospectus when it becomes available.
For further information contact:
DENBURY RESOURCES INC.
Phil Rykhoek, Chief Executive Officer, 972-673-2000

Mark Allen, Sr. VP and Chief Financial Officer, 972-673-2000
www.denbury.com
ENCORE ACQUISITION COMPANY
Bob Reeves, Chief Financial Officer, 817-339-0918
rcreeves@encoreacq.com or
Kim Weimer, Investor Relations, 817-339-0886
kweimer@encoreacq.com